Exhibit 4.2

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of July 16, 2014, between AmSurg Corp., a Tennessee corporation (“AmSurg”), and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, AmSurg Escrow Corp., a Tennessee corporation (the “AmSurg Escrow”), has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of July 16, 2014, providing for AmSurg Escrow’s issuance of 5.625% Senior Notes due 2022 (the “Notes”), initially in the aggregate principal amount of $1,100,000,000;

WHEREAS, Section 4.17 of the Indenture provides that following the issuance of the Notes, AmSurg Escrow will merge with and into AmSurg, with AmSurg surviving, and AmSurg will execute a supplemental indenture to assume all of AmSurg Escrow’s obligations and rights under the Indenture;

WHEREAS, AmSurg Escrow has been merged with and into AmSurg; and

WHEREAS, pursuant to Section 8.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, AmSurg and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. ASSUMPTION OF INDENTURE PROVISIONS. AmSurg hereby expressly assumes all of the obligations and rights of the Issuer under the Indenture and all outstanding Notes.

3. NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

4. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

5. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

6. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by AmSurg.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

ISSUER:

AMSURG CORP.

By:	/s/ Claire M. Gulmi
Name:	Claire M. Gulmi
Title:	Executive Vice President, Chief Financial Officer and Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Wally Jones
Name:	Wally Jones
Title:	Vice President

[Signature Page to Supplemental Indenture]